Exhibit 10.5

EXECUTION VERSION

$13,000,000

6.00% Convertible Senior Notes due 2021

BACTERIN INTERNATIONAL HOLDINGS, INC.

PURCHASE AGREEMENT

July 27, 2015

Leerink Partners LLC
One Federal Street, 37th Floor

Boston, Massachusetts 02110

Ladies and Gentlemen:

Bacterin International Holdings, Inc., a Delaware corporation (the “Company”), confirms its agreement with you, as the initial purchaser (the “Initial Purchaser”), with respect to (a) the sale to the Initial Purchaser, by the Company, of $13,000,000 in aggregate principal amount of the Company’s 6.00% Convertible Senior Notes due 2021 (the “Firm Notes”), and (b) the grant, by the Company to the Initial Purchaser, of the right, exercisable by the Initial Purchaser pursuant to Section 3(b), to purchase, from the Company, up to an additional $9,750,000 of the Company’s 6.00% Convertible Senior Notes due 2021 (the “Additional Notes” and, together with the Firm Notes, the “Notes”). The Notes will be issued pursuant to an Indenture (the “Indenture”) to be entered into between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”). The Notes and the OrbiMed Notes (as defined below) will be convertible into shares of the Company’s common stock, $0.000001 par value per share (the “Common Stock”), as described in the Pricing Disclosure Package and the Offering Memorandum (as defined below) (the “Underlying Common Stock”), and will be entitled to the benefits of a Registration Rights Agreement (the “Registration Rights Agreement”), to be entered into among the Company, the Initial Purchaser and the OrbiMed Purchasers (as defined below), pursuant to which the Company will agree, among other thing, to file and cause to become effective under the Securities Act of 1933, as amended (the “Securities Act”), a registration statement covering the resale of the Notes, the OrbiMed Notes and the Underlying Common Stock.

Concurrently with the offer and sale of the Notes, the Company will sell $52,000,000 aggregate principal amount of its 6.00% Convertible Senior Notes due 2021 (the “OrbiMed Notes”) to certain funds managed by OrbiMed Advisors LLC (the “OrbiMed Purchasers”) in a transaction or series of transactions that is exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) under the Securities Act, as described in the Pricing Disclosure Package and the Offering Memorandum (the “Concurrent Offering”). The OrbiMed Notes will constitute the same series of securities as the Notes, and the issuance and sale of the OrbiMed Notes to the OrbiMed Purchasers will be consummated on the Closing Date (as defined below).

The Company intends to use a portion of the net proceeds from the offer and sale of the Notes and the OrbiMed Notes to acquire (the “Proposed Acquisition”) all of the outstanding shares of capital stock of X-spine Systems Inc., an Ohio corporation (the “Target”) in the manner described in the Pricing Disclosure Package and the Offering Memorandum, pursuant to that certain stock purchase agreement, dated the date hereof, by and among the Company as purchaser, Target and the sellers named herein (the “Acquisition Agreement”). Unless otherwise noted, references in Section 2 of this Agreement to the subsidiaries of the Company will be deemed to include the Target and its subsidiaries, provided that any representations made with respect to the Target and its subsidiaries on the date of this Agreement (but not on the Closing Date or any Option Closing Date pursuant to Section 7(o)(i)) will be deemed made to the Company’s knowledge. In connection with the Proposed Acquisition, the Company’s subsidiary, Bacterin International, Inc., will enter into the Amended and Restated Credit Agreement, dated as of the date hereof, among Bacterin International, Inc., as borrower, ROS Acquisition Offshore LP, as administrative agent, and the Lenders named therein (the “New Credit Facility Agreement”).

1.                  Purchase and Resale of the Notes. The Notes will be offered and sold to the Initial Purchaser without registration under the Securities Act in reliance on an exemption pursuant to Section 4(a)(2) under the Securities Act. The Company has prepared a preliminary offering memorandum, dated July 13, 2015 (the “Preliminary Offering Memorandum”), a pricing term sheet substantially in the form attached hereto as Schedule I (the “Pricing Term Sheet”) setting forth the terms of the Notes omitted from the Preliminary Offering Memorandum and certain other information and an offering memorandum, dated July 27, 2015 (the “Offering Memorandum”), setting forth information regarding the Company and the Notes. The Preliminary Offering Memorandum, as supplemented and amended as of the Applicable Time (as defined below), together with the Pricing Term Sheet and any of the documents listed on Schedule II(A) are collectively referred to as the “Pricing Disclosure Package.” The Company hereby confirms that it has authorized the use of the Pricing Disclosure Package and the Offering Memorandum in connection with the offering and resale of the Notes by the Initial Purchaser. “Applicable Time” means 8:00 a.m., New York City time, on the business day immediately following the date of this Agreement.

Any reference to the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum will be deemed to refer to and include the Company’s most recent Annual Report on Form 10-K and all other documents (or portions thereof, if applicable) filed, after the end of the fiscal period covered by such Annual Report, with the United States Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or prior to the date of the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum, as the case may be, and incorporated by reference therein. Any reference to the Preliminary Offering Memorandum, Pricing Disclosure Package or the Offering Memorandum, as the case may be, as amended or supplemented, as of any specified date, shall be deemed to include any documents (or portions thereof, as applicable) filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the Preliminary Offering Memorandum, Pricing Disclosure Package or the Offering Memorandum, as the case may be, and prior to such specified date and incorporated by reference therein. All documents filed under the Exchange Act and so deemed to be included in the Preliminary Offering Memorandum, Pricing Disclosure Package or the Offering Memorandum, as the case may be, or any amendment or supplement thereto are hereinafter called the “Exchange Act Reports.” Any reference herein to an “amendment” or “supplement” to the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum, or any similar reference, will be deemed to include the filing of any Exchange Act Report that is incorporated by reference therein.

You have advised the Company that you will offer and resell (the “Exempt Resales”) the Notes purchased by you hereunder on the terms set forth in each of the Pricing Disclosure Package and the Offering Memorandum, as amended or supplemented, solely to persons whom you reasonably believe to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act (“QIBs”), which persons are referred to herein as “Eligible Purchasers.”

2.                  Representations, Warranties and Agreements of the Company. The Company represents, warrants and agrees as follows:

(a)                When the Notes are issued and delivered pursuant to this Agreement, and when the OrbiMed Notes are issued pursuant to the Concurrent Offering, such Notes and OrbiMed Notes will not be of the same class (within the meaning of Rule 144A under the Securities Act) as securities of the Company that are listed on a national securities exchange registered under Section 6 of the Exchange Act or that are quoted in a U.S. automated inter-dealer quotation system.

(b)               Assuming the accuracy of your representations and warranties in Section 3(c), the purchase and resale of the Notes pursuant hereto (including pursuant to the Exempt Resales) are exempt from the registration requirements of the Securities Act. The Concurrent Offering is exempt from the registration requirements of the Securities Act.

(c)                No form of general solicitation or general advertising within the meaning of Regulation D under the Securities Act (including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) (each, a “General Solicitation”) was used by the Company, any of its affiliates or any of its representatives (other than you, as to whom the Company makes no representation) in connection with the offer and sale of the Notes or with the Concurrent Offering, other than any General Solicitation with the prior consent of the Initial Purchaser; any such General Solicitation the use of which has been previously consented to by the Initial Purchaser is listed on Schedule III.

(d)               Each of the Preliminary Offering Memorandum, the Pricing Disclosure Package and the Offering Memorandum, each as of its respective date, contains all the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act.

(e)                None of the Company or any other person acting on its behalf has sold or issued any securities that would be integrated with the offering of the Notes contemplated by this Agreement, or with the Concurrent Offering, pursuant to the Securities Act, the rules and regulations thereunder or the interpretations thereof by the Commission in a manner that would require the registration, under the Securities Act, of the offer and sale of the Notes contemplated by this Agreement (including, without limitation, the Exempt Resales) or the Concurrent Offering.

(f)                The Preliminary Offering Memorandum, the Pricing Disclosure Package and the Offering Memorandum have been prepared by the Company for use by the Initial Purchaser in connection with the Exempt Resales. No order or decree preventing the use of the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum, or any order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Securities Act has been issued, and no proceeding for that purpose has commenced or is pending or, to the knowledge of the Company, is contemplated.

(g)               The Offering Memorandum will not, as of its date or as of the Closing Date (as defined below), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made as to information contained in or omitted from the Offering Memorandum in reliance upon and in conformity with written information furnished to the Company through the Initial Purchaser by or on behalf of the Initial Purchaser specifically for inclusion therein, which information is specified in Section 8(e).

(h)               The Pricing Disclosure Package did not, as of the Applicable Time, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made as to information contained in or omitted from the Pricing Disclosure Package in reliance upon and in conformity with written information furnished to the Company through the Initial Purchaser by or on behalf of the Initial Purchaser specifically for inclusion therein, which information is specified in Section 8(e).

(i)                 The Company has not made any offer to sell or solicitation of an offer to buy the Notes or the OrbiMed Notes that would constitute a “free writing prospectus” (if the offering of the Notes and the OrbiMed Notes was made pursuant to a offering registered under the Securities Act), as defined in Rule 405 under the Securities Act (a “Free Writing Offering Document”) without the prior consent of the Initial Purchaser; the Free Writing Offering Documents the use of which has been previously consented to by the Initial Purchaser consist of the Pricing Term Sheet and the other documents, if any, listed on Schedule II.

(j)                 Each Free Writing Offering Document listed in Schedule II(B) hereto, when taken together with the Pricing Disclosure Package, did not, as of the Applicable Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made as to information contained in or omitted from such Free Writing Offering Document listed in Schedule II(B) hereto in reliance upon and in conformity with written information furnished to the Company through the Initial Purchaser by or on behalf of the Initial Purchaser specifically for inclusion therein, which information is specified in Section 8(e).

(k)               The Exchange Act Reports, when they were or are filed with the Commission, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder. The Exchange Act Reports did not and will not, when filed with the Commission, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(l)                 Each of the Company and its subsidiaries has been duly organized, is validly existing and in good standing as a corporation, partnership or limited liability company, as applicable, under the laws of its jurisdiction of organization and is duly qualified to do business and in good standing as a foreign corporation or other business entity in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, except where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to (i) have a material adverse effect on the condition (financial or otherwise), results of operations, stockholders’ equity, properties, business or prospects of the Company and its subsidiaries taken as a whole or (ii) materially interfere with the consummation of the transactions contemplated hereby, the Concurrent Offering or the Proposed Acquisition (collectively, a “Material Adverse Effect”). Each of the Company and its subsidiaries has all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged. As of the date of this Agreement, the Company has no subsidiaries (excluding, for this purpose, the Target and its subsidiaries) other than Bacterin International, Inc. and no “significant subsidiaries” (as defined in Rule 405 under the Securities Act) (excluding, for this purpose, the Target and its subsidiaries) other than Bacterin International, Inc. As of the Closing Date and each Option Closing Date, if any, the Company will have no subsidiaries other than Bacterin International, Inc., the Target, X-spine Sales Corporation and Xtant Medical, Inc. and no “significant subsidiaries” (as defined in Rule 405 under the Securities Act) other than Bacterin International, Inc. and the Target.

(m)             The Company has an authorized capitalization as set forth in each of the Pricing Disclosure Package and the Offering Memorandum, and all of the issued shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued shares of capital stock or other ownership interest of each subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except for such liens, encumbrances, equities or claims as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n)               The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture. The Indenture has been duly and validly authorized by the Company, and upon its execution and delivery and, assuming due authorization, execution and delivery by the Trustee, will constitute the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). No qualification of the Indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act”) is required in connection with the offer and sale of the Notes contemplated hereby or in connection with the Exempt Resales or the Concurrent Offering. The Indenture will conform to the description thereof in each of the Pricing Disclosure Package and the Offering Memorandum.

(o)               The Company has all requisite corporate power and authority to execute, issue, sell and perform its obligations under the Notes and the OrbiMed Notes. The Notes and the OrbiMed Notes have been duly authorized by the Company and, when duly executed by the Company in accordance with the terms of the Indenture, assuming due authentication of the Notes and the OrbiMed Notes by the Trustee, upon delivery to the Initial Purchaser or the OrbiMed Purchasers, as applicable, against payment therefor in accordance with the terms hereof or with the terms of the Concurrent Offering, as applicable, will be validly issued and delivered and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and the Registration Rights Agreement, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Notes and the OrbiMed Notes will conform in all material respects to the description thereof in each of the Pricing Disclosure Package and the Offering Memorandum.

(p)               The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Registration Rights Agreement. The Registration Rights Agreement has been duly and validly authorized by the Company, and upon its execution and delivery and, assuming due authorization, execution and delivery by the other parties thereto, will constitute the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(q)               The Company has all the requisite corporate power and authority to issue the Underlying Common Stock issuable upon conversion of the Notes and the OrbiMed Notes. The Underlying Common Stock has been duly and validly authorized by the Company and, and when issued upon conversion of the Notes or OrbiMed Notes, as applicable, in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Common Stock will not be subject to any preemptive or similar rights. The Underlying Common Stock will conform in all material respects to the description thereof in each of the Pricing Disclosure Package and the Offering Memorandum.

(r)                 The Company has all requisite corporate power to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Company.

(s)                The issue and sale of the Notes and the OrbiMed Notes, the issuance of the Underlying Common Stock upon conversion of the Notes and the OrbiMed Notes, the execution, delivery and performance by the Company of the Notes and the OrbiMed Notes, the Indenture, the Registration Rights Agreement and this Agreement, the application of the proceeds from the sale of the Notes and the OrbiMed Notes as described under “Use of Proceeds” in each of the Pricing Disclosure Package and the Offering Memorandum, the consummation of the transactions contemplated hereby and thereby, and the Concurrent Offering and the Proposed Acquisition, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, impose any lien, charge or encumbrance upon any property or assets of the Company or its subsidiaries, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, license, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their respective properties or assets is subject (including, without limitation, the Acquisition Agreement), (ii) result in any violation of the provisions of the charter or by-laws (or similar organizational documents) of the Company or any of its subsidiaries, or (iii) result in any violation of any statute or any judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets, except, with respect to clauses (i) and (iii), conflicts or violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(t)                 No consent, approval, authorization or order of, or filing, registration or qualification with any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets is required for the issue and sale of the Notes and the OrbiMed Notes, the issuance of the Underlying Common Stock upon conversion of the Notes and the OrbiMed Notes, the execution, delivery and performance by the Company of the Notes and the OrbiMed Notes, the Indenture, the Registration Rights Agreement and this Agreement, the application of the proceeds from the sale of the Notes and the OrbiMed Notes as described under “Use of Proceeds” in each of the Pricing Disclosure Package and the Offering Memorandum, the consummation of the transactions contemplated hereby and thereby, and the Concurrent Offering and the Proposed Acquisition, except for such consents, approvals, authorizations, orders, filings, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Notes by the Initial Purchaser, each of which has been obtained and is in full force and effect, and, in the case of the Proposed Acquisition, except as described in the Pricing Disclosure Package and the Offering Memorandum.

(u)               The historical consolidated financial statements (including the related notes and supporting schedules) included or incorporated by reference in the Pricing Disclosure Package and the Offering Memorandum (including, without limitation, the historical financial statements of the Target) present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby, at the dates and for the periods indicated, and have been prepared in conformity with accounting principles generally accepted in the United States applied on a consistent basis throughout the periods involved. The interactive data in eXtensible Business Reporting Language, if any, included or incorporated by reference in the Pricing Disclosure Package and the Offering Memorandum fairly present the information called for in all material respects and have been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(v)               All pro forma financial statements or data included or incorporated by reference in the Pricing Disclosure Package or the Offering Memorandum comply with the requirements of Regulation S-X of the Securities Act, including, without limitation, Article 11 thereof, and the assumptions used in the preparation of such pro forma financial statements and data are reasonable, the pro forma adjustments used therein are appropriate to give effect to the transactions or circumstances described therein and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements and data; the other financial and statistical data set forth or incorporated by reference in the Pricing Disclosure Package or the Offering Memorandum are accurately and fairly presented and prepared on a basis consistent with the financial statements and books and records of the Company.

(w)             EKS&H LLLP, who have certified certain financial statements of the Company, whose report is included or incorporated by reference in the Pricing Disclosure Package and the Offering Memorandum, are independent registered public accountants with respect to the Company and its subsidiaries within the meaning of the Securities Act and the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board.

(x)               McGladrey LLP, who have certified certain financial statements of the Target, whose report is included or incorporated by reference in the Pricing Disclosure Package and the Offering Memorandum, are independent registered public accountants with respect to the Target and its subsidiaries within the meaning of the Securities Act and the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board.

(y)               Battelle Rippe Kingston LLP, who have certified certain financial statements of the Target, whose report is included or incorporated by reference in the Pricing Disclosure Package and the Offering Memorandum, are independent registered public accountants with respect to the Target and its subsidiaries within the meaning of the Securities Act and the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board.

(z)                The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed by, or under the supervision of, the Company’s principal executive and principal financial officers, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States. The Company maintains internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States and to maintain accountability for its assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for the Company’s assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) the interactive data in eXtensible Business Reporting Language, if any, included or incorporated by reference in the Pricing Disclosure Package and the Offering Memorandum fairly present the information called for in all material respects and are prepared in accordance with the Commission’s rules and guidelines applicable thereto. As of the date of the most recent balance sheet of the Company and its consolidated subsidiaries reviewed or audited by EKS&H LLLP and the audit committee of the board of directors of the Company, there were no material weaknesses in the Company’s internal controls.

(aa)            (i) The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Company and its subsidiaries in the reports they file or submit under the Exchange Act is accumulated and communicated to management of the Company and its subsidiaries, including their respective principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made; and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(bb)           Since the date of the most recent balance sheet of the Company and its consolidated subsidiaries reviewed or audited by EKS&H LLLP and the audit committee of the board of directors of the Company, (i) the Company has not been advised of or become aware of (A) any significant deficiencies in the design or operation of internal controls, that could adversely affect the ability of the Company or any of its subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal controls, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company and each of its subsidiaries; and (ii) there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(cc)            There is and has been no failure on the part of the Company and any of its directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(dd)          Since the date of the latest audited financial statements included or incorporated by reference in the Pricing Disclosure Package and the Offering Memorandum, neither the Company nor any of its subsidiaries has (i) sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or court or governmental action, order or decree, (ii) issued or granted any securities (other than pursuant to (x) employee benefit plans, qualified stock option plans, other employee compensation plans or non-employee director compensation programs (collectively, “Compensation Plans”) in existence on the date hereof and described in the Pricing Disclosure Package and the Offering Memorandum, (y) options, warrants or rights outstanding on the date hereof, or (z) in connection with the Proposed Acquisition in the manner described in the Pricing Disclosure Package and the Offering Memorandum), (iii) incurred any liability or obligation, direct or contingent, other than liabilities and obligations that were incurred in the ordinary course of business, (iv) entered into any transaction not in the ordinary course of business (other than as described in the Pricing Disclosure Package (without giving effect to any supplements or amendments thereto after the execution and delivery of this Agreement) and the Offering Memorandum), or (v) declared or paid any dividend on its capital stock, and, since such date, there has not been any change in the capital stock, partnership or limited liability company interests, as applicable, or long-term debt of the Company or any of its subsidiaries (other than as described in the Pricing Disclosure Package (without giving effect to any supplements or amendments thereto after the execution and delivery of this Agreement) and the Offering Memorandum) or any adverse change, or any development involving a prospective adverse change, in or affecting the condition (financial or otherwise), results of operations, stockholders’ equity, properties, management, business or prospects of the Company and its subsidiaries, taken as a whole, in each case except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ee)            The Company and each of its subsidiaries has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects, except such liens, encumbrances and defects as are described in the Pricing Disclosure Package and the Offering Memorandum and such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries. All assets held under lease by the Company or any of its subsidiaries are held by them under valid, subsisting and enforceable leases, with such exceptions as do not materially interfere with the use made and proposed to be made of such assets by the Company or any of its subsidiaries.

(ff)             The Company and each of its subsidiaries have, and have operated in compliance with, such permits, licenses, patents, franchises, certificates of need, exemptions, clearances and other approvals or authorizations of governmental or regulatory authorities (“Permits”) as are necessary under applicable law to own their properties and conduct their businesses in the manner described in the Pricing Disclosure Package and the Offering Memorandum, except for any of the foregoing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its subsidiaries have fulfilled and performed all of its obligations with respect to the Permits, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder or any such Permits, except for any of the foregoing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company, nor any of its subsidiaries has received written notice of any revocation, termination or modification of any such Permits or otherwise has any reason to believe that any such Permits will be revoked, terminated or modified or not be renewed in the ordinary course.

(gg)           The Company and its subsidiaries own, or have obtained valid and enforceable licenses for, or other rights to use, the inventions, patent applications, patents, trademarks (both registered and unregistered), tradenames, service names, copyrights, trade secrets and other proprietary information described in the Preliminary Memorandum and the Final Memorandum as being owned or licensed by them or which are necessary for the conduct of their respective businesses as currently conducted or as proposed to be conducted (including the commercialization of products or services described in the Pricing Disclosure Package or the Offering Memorandum as under development), except where the failure to own, license or have such rights could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (collectively, “Intellectual Property”); except as disclosed in Pricing Disclosure Package and the Offering Memorandum, and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there are no third parties who have or, to the Company’s knowledge, will be able to establish rights to any Intellectual Property, except for, and to the extent of, the ownership rights of the owners of the Intellectual Property which the Pricing Disclosure Package and the Offering Memorandum disclose is licensed to the Company or any of its subsidiaries; (ii) to the Company’s knowledge, there is no infringement by third parties of any Intellectual Property; (iii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s or its subsidiaries’ rights in or to any Intellectual Property, and the Company is unaware of any facts which could form a reasonable basis for any such action, suit, proceeding or claim; (iv) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity, enforceability or scope of any Intellectual Property, and the Company is unaware of any facts which could form a reasonable basis for any such action, suit, proceeding or claim; (v) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company or any of its subsidiaries infringes or otherwise violates (or would, upon the commercialization of any product or service described in the Preliminary Memorandum and the Final Memorandum as under development, infringe or violate) any patent, trademark, tradename, service name, copyright, trade secret or other proprietary rights of others, and the Company is unaware of any facts which could form a reasonable basis for any such action, suit, proceeding or claim; (vi) the Company and its subsidiaries have complied with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company or any of its subsidiaries, and all such agreements are in full force and effect; (vii) to the Company’s knowledge, there is no patent or patent application that contains claims that interfere with the issued or pending claims of any of the Intellectual Property or that challenges the validity, enforceability or scope of any of the Intellectual Property; and (viii) to the Company’s knowledge, there is no prior art that may render any patent application within the Intellectual Property unpatentable that has not been disclosed to the U.S. Patent and Trademark Office.

(hh)           There are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property or assets of the Company or any of its subsidiaries is the subject that could, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect, except as described in the Pricing Disclosure Package, or (ii) have a material adverse effect on the performance by the Company of this Agreement, the Indenture, the Notes, the OrbiMed Notes or the Registration Rights Agreement or on the consummation of any of the transactions contemplated hereby thereby, or the Concurrent Offering or the Proposed Acquisition. To the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or others.

(ii)               Neither the Company nor any of its subsidiaries (i) is in violation of its charter or by-laws (or similar organizational documents), (ii) is in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant, condition or other obligation contained in any indenture, mortgage, deed of trust, loan agreement, license or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject, or (iii) is in violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property or assets or has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, except in the case of clauses (ii) and (iii), to the extent any such default, violation or failure could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(jj)               The Company and its subsidiaries and their respective properties, assets and operations are in compliance with, and the Company and each of its subsidiaries hold all permits, authorizations and approvals required under, Environmental Laws (as defined below), except to the extent that failure to so comply or to hold such permits, authorizations or approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Company’ knowledge, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, actions, omissions or plans that, individually or in the aggregate, could reasonably be expected to give rise to any material costs or liabilities to the Company or any of its subsidiaries under, or to interfere with or prevent compliance by the Company or any of its subsidiaries with, Environmental Laws; Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its subsidiaries (i) is the subject of any investigation, (ii) has received any notice or claim, (iii) is a party to or affected by any pending or, to the Company’s knowledge, threatened action, suit or proceeding, (iv) is bound by any judgment, decree or order or (v) has entered into any agreement, in each case relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Materials (as defined below) (as used herein, “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, decree, judgment, injunction, permit, license, authorization or other binding requirement, or common law, relating to health, safety or the protection, cleanup or restoration of the environment or natural resources, including those relating to the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials, and “Hazardous Materials” means any material (including, without limitation, pollutants, contaminants, hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Law).

(kk)           The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date hereof, subject to permitted extensions, and have paid all taxes due, and no tax deficiency has been determined adversely to the Company or any of its subsidiaries, nor does the Company have any knowledge of any tax deficiencies that have been, or could reasonably be expected to be asserted against the Company and each of its subsidiaries, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ll)               Neither the Company nor any of its subsidiaries is, and, after giving effect to the offer and sale of the Notes and the OrbiMed Notes and the application of the proceeds therefrom as described under “Use of Proceeds” in each of the Pricing Disclosure Package and the Offering Memorandum, none of them will be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(mm)       The Company and its affiliates have not taken, directly or indirectly, any action designed to or that has constituted or that could reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company in connection with the offering of the Notes or the OrbiMed Notes.

(nn)           Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, after due inquiry, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries, has in the course of its actions for, or on behalf of, the Company or any of its subsidiaries: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official, “foreign office” (as defined in the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”)) or employee from corporate funds; (iii) violated or is in violation of any provision of the FCPA, the Bribery Act 2010 of the United Kingdom, as amended, or any other applicable anti-corruption or anti-bribery laws or statutes; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any domestic government official, foreign official or employee; and the Company and its subsidiaries and, to the knowledge of the Company, the Company’s affiliates have conducted their respective businesses in compliance with the FCPA, the Bribery Act 2010 of the United Kingdom, as amended, and any other applicable anti-corruption or anti-bribery laws or statutes, and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(oo)           The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(pp)           Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, after due inquiry, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries (i) is currently subject to or the target of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan, and Syria); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person, or in any country or territory, that currently is the subject or target of Sanctions or in any other manner that will result in a violation by any person (including any person participating in the transaction whether as an underwriter, advisor, investor or otherwise) of Sanctions. The Company and its subsidiaries have not knowingly engaged in for the past five years, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction is or was the subject or target of Sanctions.

(qq)           There are no contracts or other documents that would be required to be described in a registration statement filed under the Securities Act or filed as exhibits to a registration statement of the Company pursuant to Item 601(b)(10) of Regulation S-K that have not been described in the Pricing Disclosure Package and the Offering Memorandum. The statements made in the Pricing Disclosure Package and the Offering Memorandum, insofar as they purport to constitute summaries of the terms of the contracts and other documents that are so described, constitute accurate summaries of the terms of such contracts and documents in all material respects.

(rr)              No relationship, direct or indirect, that would be required to be described in a registration statement of the Company pursuant to Item 404 of Regulation S-K, exists between or among the Company and its subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company and its subsidiaries, on the other hand, that has not been described in the Pricing Disclosure Package and the Offering Memorandum.

(ss)             No labor disturbance by or dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(tt)              None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Notes and the OrbiMed Notes), will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

(uu)           The Company and each of its subsidiaries carry, or are covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries. All policies of insurance of the Company and its subsidiaries are in full force and effect; the Company and each of its subsidiaries are in compliance with the terms of such policies in all material respects; and neither the Company nor any of its subsidiaries has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance. Except as disclosed in the Pricing Disclosure Package and the Offering Memorandum, and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(vv)           (i) Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)) for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each a “Plan”) has been maintained in compliance with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) with respect to each Plan subject to Title IV of ERISA (A) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, (B) no Plan is or is reasonably expected to be “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) (C) there has been no filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or the receipt by the Company or any of its ERISA Affiliates from the PBGC or the plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (D) no conditions contained in Section 303(k)(1)(A) of ERISA for imposition of a lien shall have been met with respect to any Plan and (E) neither the Company or any member of its Controlled Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(c)(3) of ERISA) (“Multiemployer Plan”); (iv) no Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA), or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 304 of ERISA); and (v) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(ww)       No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock or other ownership interests, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in the Pricing Disclosure Package and the Offering Memorandum.

(xx)           Immediately after the consummation of the issuance of the Notes and the OrbiMed Notes, the Company will be Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the Company are not less than the total amount required to pay the probable liabilities of the Company on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) the Company is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) assuming the sale of the Notes and the OrbiMed Notes as contemplated by the Pricing Disclosure Package and the Offering Memorandum, the Company is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (iv) the Company is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Company is engaged, and (v) the Company is not a defendant in any civil action that would result in a judgment that the Company is or would become unable to satisfy. In computing the amount of such contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(yy)           Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that could give rise to a valid claim against any of them or the Initial Purchaser for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Notes or the OrbiMed Notes.

(zz)            Neither the Company nor any of its subsidiaries is in violation of or has received notice of any violation with respect to any federal or state law relating to discrimination in the hiring, promotion or pay of employees, nor any applicable federal or state wage and hour laws, nor any state law precluding the denial of credit due to the neighborhood in which a property is situated, the violation of any of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(aaa)         The statements set forth in each of the Pricing Disclosure Package and the Offering Memorandum under the caption “Description of Notes,” insofar as they purport to constitute a summary of the terms of the Indenture, the Notes, the OrbiMed Notes and the Registration Rights Agreement, and under the captions “Certain U.S. Federal Income Tax Considerations” and “Plan of Distribution,” insofar as they purport to summarize the provisions of the laws and documents referred to therein, are accurate summaries in all material respects.

(bbb)       Except as described in the Pricing Disclosure Package and the Offering Memorandum, and except, in each case, where such event could not, individually or in the aggregate, reasonably be expect to have a Material Adverse Effect, the Company and each of its subsidiaries: (i) has not received any unresolved U.S. Food and Drug Administration (“FDA”) or similar governmental agency or body (“Governmental Authority”) written notice of inspectional observations, Form 483, written notice of adverse filing, warning letter, untitled letter or other similar correspondence or notice from the FDA, or any other court or arbitrator or federal, state, local or foreign governmental or regulatory authority, alleging or asserting material noncompliance with the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), or received any written requests or requirements to make material changes to the Company products by the FDA or any other Governmental Authority, (ii) is and has been in compliance with applicable health care laws, including, the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286 and 287, and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) (“HIPAA”), the exclusion laws (42 U.S.C. § 1320a-7), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and the regulations promulgated pursuant to such laws, and comparable state laws, and all other foreign, federal, state and local laws relating to the regulation of the Company and its subsidiaries (collectively, “Health Care Laws”), (iii) has not engaged in activities which are, as applicable, cause for false claims liability, civil penalties, or mandatory or permissive exclusion from Medicare, Medicaid, or any other state health care program or federal health care program, (iv) possesses all Permits and supplements or amendments thereto required by any such Health Care Laws and/or to carry on its businesses as currently conducted as described in the Pricing Disclosure Package and the Offering Memorandum (“Authorizations”), and such Authorizations are valid and in full force and effect and neither the Company nor any of its subsidiaries is in violation of any term of any such Authorizations, (v) has not received written notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Authority alleging that any product, operation or activity is in material violation of any Health Care Laws or Authorizations and has no knowledge that any such Governmental Authority has threatened any such claim, litigation, arbitration, action, suit, investigation or proceeding, (vi) has not received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations and has no knowledge that any such Governmental Authority has threatened such action, (vii) has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments thereto as required by any Health Care Laws or Authorizations and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete, correct and not misleading on the date filed (or were corrected or supplemented by a subsequent submission), (viii) has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post sale warning, “dear doctor” letter, or other notice or action relating to the alleged lack of safety, efficacy or regulatory compliance of any product or any alleged product defect or violation and, to the Company’s knowledge, there are no facts which are reasonably likely to cause, and the Company has not received any written notice from the FDA or any other Governmental Authority regarding, a material recall, market withdrawal or replacement of any Company product sold or intended to be sold by the Company, a material change in the marketing classification or a material adverse change in the labeling of any such Company products, or a termination or suspension of the manufacturing, marketing, or distribution of such Company products, (ix) is not a party to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, or similar agreements, or has any reporting obligations pursuant to any such agreement, plan or correction or other remedial measure entered into with any Governmental Authority, (x) has not, nor has any officer, director, employee, agent or, to the knowledge of the Company, any distributor of the Company, made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Governmental Authority to invoke any similar policy, (xi) has not, nor has any officer, director, employee, or, to the knowledge of the Company, any agent or distributor of the Company, been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar law or authorized by 21 U.S.C. § 335a(b) or any similar law applicable in other jurisdictions in which Company products or Company product candidates are sold or intended by the Company to be sold, and (xii) neither the Company, its subsidiaries nor their officers, directors, employees, agents or contractors has been or is currently debarred, suspended or excluded from participation in the Medicare and Medicaid programs or any other state or federal health care program.

(ccc)         The preclinical tests and clinical trials conducted or sponsored by, or on behalf of the Company and its subsidiaries were and, if still pending, are being conducted in all material respects in accordance with protocols filed with the appropriate regulatory authorities for each such test or trial, as the case may be, and with standard medical and scientific research procedures and applicable laws, regulations and Authorizations, including without limitation, those of the FDA; each description of the results of such tests and trials contained in the Pricing Disclosure Package or the Offering Memorandum is accurate and complete in all material respects and fairly presents the data derived from such tests and trials, and the Company and its subsidiaries have no knowledge of any other studies or tests the results of which are inconsistent with, or otherwise call into question, the results described or referred to in the Pricing Disclosure Package or the Offering Memorandum; and neither the Company nor any of its subsidiaries has received any notices or other correspondence from the Food and Drug Administration, the U.S. Department of Health and Human Services or any committee thereof or from any other U.S. or foreign government or drug or medical device regulatory agency requiring the termination, suspension or modification of any clinical trials.

(ddd)      The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Acquisition Agreement. The Acquisition Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company is not in default under, nor has the Company materially breached or violated, the Acquisition Agreement in any manner. To the Company’s knowledge, no other party to the Acquisition Agreement is in default thereunder and no other party to such agreement has materially breached or violated such agreement in any manner.

Any certificate signed by any officer of the Company and delivered to the Initial Purchaser or counsel for the Initial Purchaser in connection with the offering of the Notes or the OrbiMed Notes shall be deemed a representation and warranty by the Company, as to matters covered thereby, to the Initial Purchaser.

3.                  Purchase of the Notes by the Initial Purchaser, Agreements to Sell, Purchase and Resell.(a)

(a)                The Company hereby agrees, on the basis of the representations, warranties, covenants and agreements of the Initial Purchaser contained herein and subject to all the terms and conditions set forth herein, to issue and sell to the Initial Purchaser and, upon the basis of the representations, warranties and agreements of the Company herein contained and subject to all the terms and conditions set forth herein, the Initial Purchaser agrees to purchase from the Company, at a purchase price of 96% of the principal amount thereof plus interest, if any, accrued from the Closing Date to, but excluding, the date of payment, the total principal amount of Firm Notes. The Company shall not be obligated to deliver any of the securities to be delivered hereunder except upon payment for all of the securities to be purchased as provided herein.

(b)               In addition, the Company hereby agrees, on the basis of the representations and warranties, covenants and agreements of the Initial Purchaser contained herein and subject to all the terms and conditions set forth herein, to issue and sell to the Initial Purchaser, and the Initial Purchaser shall have the right to purchase, up to $9,750,000 aggregate principal amount of Additional Notes, with the same terms and CUSIP number as the Firm Notes, at a purchase price of 96% of the principal amount thereof plus interest, if any, accrued from the Closing Date to, but excluding, the date of payment, provided that no such Additional Notes may be issued and sold unless they will be fungible with, and constitute the same series as, the Firm Notes for U.S. federal income tax purposes. The Initial Purchaser may exercise this right in whole or from time to time in part by giving written notice to the Company not later than 30 days after the date of this Agreement. Any exercise notice shall specify the principal amount of Additional Notes to be purchased by the Initial Purchaser and the date on which such Additional Notes are to be purchased. Unless otherwise agreed to by the Company, each purchase date must be at least one business day after the written notice is given and may not be earlier than the closing date for the Firm Notes nor later than ten business days after the date of such notice. Each day, if any, that Additional Notes are to be purchased is herein referred to as an “Option Closing Date.”

(c)                The Initial Purchaser hereby represents and warrants to the Company that it will offer the Notes for sale upon the terms and conditions set forth in this Agreement and in the Pricing Disclosure Package. The Initial Purchaser hereby represents and warrants to, and agrees with, the Company, on the basis of the representations, warranties and agreements of the Company, that the Initial Purchaser: (i) is a QIB with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Notes; (ii) is purchasing the Notes pursuant to a private sale exempt from registration under the Securities Act; and (iii) in connection with the Exempt Resales, will solicit offers to buy the Notes only from, and will offer to sell the Notes only to, the Eligible Purchasers in accordance with this Agreement and on the terms contemplated by the Pricing Disclosure Package.

(d)               The Initial Purchaser has not used, authorized use of, referred to or distributed, and, before the Closing Date or the completion of the distribution of the Notes, whichever is later, will not, use, authorize use of, refer to or distribute, any material in connection with the offering and sale of the Notes other than (i) the Preliminary Offering Memorandum, the Pricing Disclosure Package, and the Offering Memorandum, (ii) any written communication that contains either (x) no “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) or (y) “issuer information” that was included or incorporated by reference in the Preliminary Offering Memorandum or any Free Writing Offering Document listed on Schedule II hereto, (iii) the Free Writing Offering Documents listed on Schedule II hereto, (iv) any written communication prepared by such Initial Purchaser and approved by the Company in writing, or (v) any written communication relating to or that contains the terms of the Notes or the OrbiMed Notes or other information that was included or incorporated by reference in the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum.

The Initial Purchaser understands that the Company and, for purposes of the opinions to be delivered to the Initial Purchaser pursuant to Sections 7(c) and 7(g) hereof, counsel to the Company and counsel to the Initial Purchaser will rely upon the accuracy and truth of the foregoing representations, warranties and agreements, and the Initial Purchaser hereby consents to such reliance.

4.                  Delivery of the Notes and Payment Therefor. Delivery to the Initial Purchaser of and payment for the Notes shall be made at the office of Latham & Watkins LLP at John Hancock Tower, 27th Floor, 200 Clarendon Street, Boston, MA 02116, at 10:00 A.M., New York City time, on July 31, 2015 (the “Closing Date”). The place of closing for the Notes and the Closing Date may be varied by agreement between the Initial Purchaser and the Company.

Payment for any Additional Notes shall be made to the Company against delivery of such Additional Notes for the account of the Initial Purchaser at 10:00 a.m., New York City time, on the Option Closing Date for such Additional Notes.

The Notes will be delivered to the Initial Purchaser, or the Trustee as custodian for The Depository Trust Company (“DTC”), against payment by or on behalf of the Initial Purchaser of the purchase price therefor by wire transfer in immediately available funds, by causing DTC to credit the Notes to the account of the Initial Purchaser at DTC. The Notes will be evidenced by one or more global securities in definitive form and will be registered in the name of Cede & Co. as nominee of DTC. The Notes to be delivered to the Initial Purchaser shall be made available to the Initial Purchaser in New York City for inspection and packaging not later than 10:00 A.M., New York City time, on the business day next preceding the Closing Date or the Option Closing Date, as the case may be.

5.                  Agreements of the Company. The Company agrees with the Initial Purchaser as follows:

(a)                The Company will furnish to the Initial Purchaser, without charge, within one business day of the date of the Offering Memorandum, such number of copies of the Offering Memorandum as may then be amended or supplemented as it may reasonably request.

(b)               The Company will prepare the Offering Memorandum in a form approved by the Initial Purchaser and will not make any amendment or supplement to the Pricing Disclosure Package or to the Offering Memorandum of which the Initial Purchaser shall not previously have been advised or to which they shall reasonably object after being so advised.

(c)                The Company consents to the use of the Pricing Disclosure Package and the Offering Memorandum in accordance with the securities or Blue Sky laws of the jurisdictions in which the Notes are offered by the Initial Purchaser and by all dealers to whom Notes may be sold, in connection with the offering and sale of the Notes.

(d)               If, at any time prior to completion of the distribution of the Notes by the Initial Purchaser to Eligible Purchasers, any event occurs or information becomes known that, in the judgment of the Company or in the opinion of counsel for the Initial Purchaser, should be set forth in the Pricing Disclosure Package or the Offering Memorandum so that the Pricing Disclosure Package or the Offering Memorandum, as then amended or supplemented, does not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Pricing Disclosure Package or the Offering Memorandum in order to comply with any law, the Company will forthwith prepare an appropriate supplement or amendment thereto, and will expeditiously furnish to the Initial Purchaser and dealers a reasonable number of copies thereof.

(e)                The Company will not make any offer to sell or solicitation of an offer to buy the Notes or the OrbiMed Notes that would constitute a Free Writing Offering Document without the prior consent of the Initial Purchaser, which consent shall not be unreasonably withheld or delayed. If at any time following issuance of a Free Writing Offering Document any event occurred or occurs as a result of which such Free Writing Offering Document conflicts with the information in the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum or, when taken together with the information in the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum, includes an untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, as promptly as practicable after becoming aware thereof, the Company will give notice thereof to the Initial Purchaser and, if requested by the Initial Purchaser, will prepare and furnish without charge to the Initial Purchaser a Free Writing Offering Document or other document which will correct such conflict, statement or omission.

(f)                The Company will, promptly from time to time, take such action as the Initial Purchaser may reasonably request to qualify the Notes and the Underlying Common Stock for offering and sale under the securities or Blue Sky laws of such jurisdictions as the Initial Purchaser may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Notes and the Underlying Common Stock; provided, however, that, in connection therewith, the Company will not be required to (i) qualify as a foreign corporation in any jurisdiction in which it would not otherwise be required to so qualify, (ii) file a general consent to service of process in any such jurisdiction, or (iii) subject itself to taxation in any jurisdiction in which it would not otherwise be subject.

(g)               For a period commencing on the date hereof and ending on the 90th day after the date of the Offering Memorandum, the Company agrees not to, directly or indirectly, (i) offer for sale, sell or otherwise dispose of (or enter into any transaction or device that is designed to, or would be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock (other than the shares of Common Stock issued pursuant to Compensation Plans existing on the date hereof and disclosed in the Pricing Disclosure Package or pursuant to options, warrants or rights outstanding as of the date hereof and not issued under one of those plans), or sell or grant options, rights or warrants with respect to any shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock (other than the grant of options and other equity awards pursuant to Compensation Plans existing on the date hereof and disclosed in the Pricing Disclosure Package), (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, (iii) file or cause to be filed a registration statement, including any amendments, with respect to the registration of Common Stock or securities convertible, exercisable or exchangeable into Common Stock (other than any registration statement on Form S-8 and any resale registration statement filed pursuant to the Registration Rights Agreement) or (iv) publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of the Initial Purchaser and to cause each person or entity referred to in Schedule IV hereto to furnish to the Initial Purchaser, prior to the date of this Agreement, a letter or letters, substantially in the form of Exhibit A hereto (the “Lock-Up Agreements”). Notwithstanding anything to the contrary in the preceding sentence, the Company may issue shares of Common Stock pursuant to the Acquisition Agreement (in the form last provided to the Initial Purchaser prior to the execution of this Agreement, with no amendments thereto or modifications or waivers thereof not theretofore approved in writing by the Initial Purchaser) and in the manner described in the Pricing Disclosure Package and the Offering Memorandum.

(h)               So long as any of the Notes, the OrbiMed Notes or the Underlying Common Stock are outstanding, the Company will furnish at its expense to the Initial Purchaser, and, upon request, to the holders of the Notes, the OrbiMed Notes or the Underlying Common Stock and prospective purchasers of the Notes, the OrbiMed Notes or the Underlying Common Stock the information, if any, required by Rule 144A(d)(4) under the Securities Act.

(i)                 The Company will apply the net proceeds from the sale of the Notes and the OrbiMed Notes in accordance with the description set forth in the Pricing Disclosure Package and the Offering Memorandum under the caption “Use of Proceeds.”

(j)                 The Company and its affiliates will not take, directly or indirectly, any action designed to or that has constituted or that reasonably could be expected to cause or result in the stabilization or manipulation of the price of any security of the Company in connection with the offering of the Notes and the OrbiMed Notes.

(k)               The Company will use its best efforts to permit the Notes to be eligible for clearance and settlement through DTC.

(l)                 The Company will not, and will not permit any of its “affiliates” (as defined in Rule 144 under the Securities Act) to, resell any of the Notes or OrbiMed Notes that have been acquired by any of them, except for Notes or OrbiMed Notes purchased by the Company or any of its affiliates and resold in a transaction registered under the Securities Act or pursuant to Rule 144.

(m)             The Company agrees not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Securities Act) that would be integrated with the sale of the Notes, or with the Concurrent Offering, in a manner that would require the registration under the Securities Act of the offer and sale of the Notes to the Initial Purchaser, the Exempt Resales or the Concurrent Offering. The Company will take any reasonable precautions designed to insure that any offer or sale, direct or indirect of any Notes, the OrbiMed Notes or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Notes and the OrbiMed Notes has been completed, is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Notes contemplated by this Agreement, or of the Concurrent Offering, as transactions exempt from the registration provisions of the Securities Act, including any sales pursuant to Rule 144A under, or Regulation D of, the Securities Act.

(n)               In connection with any offer or sale of the Notes and the OrbiMed Notes, the Company will not engage, and will cause its affiliates and any person acting on its behalf (other than, in any case, the Initial Purchaser and any of its affiliates, as to whom the Company makes no covenant) not to engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act), other than any General Solicitation with the prior consent of the Initial Purchaser and listed on Schedule IV hereto, or any “public offering” within the meaning of Section 4(a)(2) of the Securities Act in connection with any offer or sale of the Notes or with the Concurrent Offering. Before making, preparing, using, authorizing or distributing any General Solicitation, the Company will furnish to the Initial Purchaser a copy of such communication for review and will not make, prepare, use, authorize, approve or distribute such communications to which the Initial Purchaser objects.

(o)               The Company agrees to comply with all agreements set forth in the representation letters of the Company to DTC relating to the approval of the Notes by DTC for “book entry” transfer.

(p)               The Company will do and perform all things required or necessary to be done and performed under this Agreement by it prior to the Closing Date, and to satisfy all conditions precedent to the Initial Purchaser’s obligations hereunder to purchase the Notes.

(q)               The Company agrees to reserve and keep available at all times, free of preemptive rights, a sufficient number of Underlying Common Stock to enable the Company to satisfy any obligations to issue Underlying Common Stock upon conversion of the Notes and the OrbiMed Notes.

(r)                 On and after the date hereof to, and including, the Closing Date, the Company will not do or authorize any act that would result in an adjustment of the conversion rate of the Notes or the OrbiMed Notes.

(s)                The Company will not permit any waiver or other modification or supplement to be made to any lock-up agreement referred to in Section 2.2(c)(xiii) of the Acquisition Agreement without the prior written consent of the Initial Purchaser.

(t)                 No later than the date hereof, the Company will publicly disclose all material non-public information provided by or on behalf of the Company to persons solicited to purchase Notes in the offering contemplated hereby or will otherwise notify those persons that such information is no longer material.

6.                  Expenses. Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company agrees, to pay all costs, expenses, fees and taxes in connection with: (a) the preparation of the Preliminary Offering Memorandum, the Pricing Disclosure Package and the Offering Memorandum Preliminary Memorandum, and any amendments or supplements to the foregoing, and the printing and furnishing of copies of each thereof to the Initial Purchaser and to dealers (including costs of mailing and shipment), (b) the registration, issue, sale and delivery of the Notes, the OrbiMed Notes and the Underlying Common Stock including any stock or transfer taxes and stamp or similar duties payable upon the sale, issuance or delivery of the Notes, the OrbiMed Notes or the Underlying Common Stock, and all other costs related to the preparation, issuance, execution, authentication and delivery of the Notes, the OrbiMed Notes and the Underlying Common Stock, (c) the costs and expenses of Company to satisfy its obligations under the Registration Rights Agreement, (d) the qualification of the Notes, the OrbiMed Notes and the Underlying Common Stock for offering and sale under state or foreign laws and the determination of their eligibility for investment under state or foreign law (including the related legal fees and filing fees and other disbursements of counsel for the Initial Purchaser) and the printing and furnishing of copies of any blue sky surveys or legal investment surveys to the Initial Purchaser and to dealers, (e) any listing of the Underlying Common Stock on any securities exchange or qualification of the Underlying Common Stock for quotation on The NASDAQ Global Market, (f) the fees and disbursements of any transfer agent or registrar for the Shares, (g) the costs and expenses of the Company relating to presentations or meetings undertaken in connection with the marketing of the offering and sale of the Notes, the OrbiMed Notes and the Underlying Common Stock to prospective investors and the Initial Purchaser’s sales forces, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel, lodging and other expenses incurred by the officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show, (h) to the extent applicable, the fees payable by the Company, if any, to investment rating agencies with respect to the rating of the Notes or the Affiliate Notes; (i) the costs and charges of the Trustee and any transfer agent, registrar or depositary; (j) the costs and expenses of qualifying the Notes for inclusion in the book-entry settlement system of DTC, (k) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the issuance and sale of the Notes and the OrbiMed Notes, (l) the reasonable fees and expenses of the Initial Purchaser’s legal counsel incurred in connection with the transactions contemplated hereby, (m) the Concurrent Offering, and (n) the performance of the Company’s other obligations hereunder.

7.                  Conditions to Initial Purchaser’s Obligations. The obligations of the Initial Purchaser hereunder are subject to the accuracy, as of the date hereof, as of the Closing Date and, if applicable, on each Option Closing Date, of the representations and warranties of the Company contained herein, to the performance by the Company of its obligations hereunder, and to each of the following additional terms and conditions:

(a)                The Initial Purchaser shall not have discovered and disclosed to the Company on or prior to the Closing Date or such Option Closing Date, as applicable, that the Pricing Disclosure Package, any Free Writing Offering Document or the Offering Memorandum, or any amendment or supplement thereto, contains an untrue statement of a fact which, in the Initial Purchaser’s opinion is material or omits to state a fact which, in the opinion of the Initial Purchaser, is material and is necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading.

(b)               All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Notes, the OrbiMed Notes, the Indenture, the Registration Rights Agreement, the Pricing Disclosure Package and the Offering Memorandum, and all other legal matters relating to this Agreement and the transactions contemplated hereby or the Concurrent Offering shall be reasonably satisfactory in all material respects to counsel for the Initial Purchaser, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

(c)                Morrison & Foerster LLP shall have furnished to the Initial Purchaser its written opinion, as counsel to the Company, addressed to the Initial Purchaser and dated the Closing Date or such Option Closing Date, as applicable, in form and substance satisfactory to the Initial Purchaser.

(d)               Sheridan Ross P.C. shall have furnished to the Initial Purchaser its written opinion, as special intellectual property counsel to the Company, addressed to the Initial Purchaser and dated the Closing Date or such Option Closing Date, as applicable, in form and substance satisfactory to the Initial Purchaser.

(e)                Hogan Lovells LLP shall have furnished to the Initial Purchaser its written opinion, as special regulatory counsel to the Company, addressed to the Initial Purchaser and dated the Closing Date or such Option Closing Date, as applicable, in form and substance satisfactory to the Initial Purchaser.

(f)                Jill Gilpin shall have furnished to the Initial Purchaser her written opinion, as General Counsel of the Company, addressed to the Initial Purchaser and dated the Closing Date or such Option Closing Date, as applicable, in form and substance satisfactory to the Initial Purchaser.

(g)               The Initial Purchaser shall have received from Latham & Watkins LLP, counsel for the Initial Purchaser, such opinion or opinions and negative assurance letter, dated the Closing Date or such Option Closing Date, as applicable, with respect to the issuance and sale of the Notes, the Pricing Disclosure Package, the Offering Memorandum and other related matters as the Initial Purchaser may reasonably require, and the Company shall have furnished to such counsel such documents and information as such counsel reasonably requests for the purpose of enabling them to pass upon such matters.

(h)               The Company shall have furnished or caused to be furnished to the Initial Purchaser, a “comfort letter,” dated as of the date of the execution of this Agreement, from EKS&H LLLP, independent registered public accountants for the Company, in form and substance satisfactory to the Initial Purchaser, addressed to the Initial Purchaser, covering such matters as are ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings.

(i)                 The Company shall have furnished or caused to be furnished to the Initial Purchaser, a “bring-down” comfort letter, dated as of the Closing Date or such Option Closing Date, as applicable, from EKS&H LLLP, independent registered public accountants for the Company, reconfirming, as of a date no more than three days before the Closing Date or such Option Closing Date, as applicable, the matters covered by the letter referred to in Section 7(h) above and containing such other information as are ordinarily covered by accountants’ “bring-down comfort letters” to underwriters in connection with registered public offerings.

(j)                 The Company shall have furnished or caused to be furnished to the Initial Purchaser, a “comfort letter,” dated as of the date of the execution of this Agreement, from McGladrey LLP, independent certified accountants for the Target, in form and substance satisfactory to the Initial Purchaser, addressed to the Initial Purchaser, covering such matters as are ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings.

(k)               The Company shall have furnished or caused to be furnished to the Initial Purchaser, a “bring-down” comfort letter, dated as of the Closing Date or such Option Closing Date, as applicable, from McGladrey LLP, independent registered public accountants for the Target, reconfirming, as of a date no more than three days before the Closing Date or such Option Closing Date, as applicable, the matters covered by the letter referred to in Section 7(j) above and containing such other information as are ordinarily covered by accountants’ “bring-down comfort letters” to underwriters in connection with registered public offerings.

(l)                 The Company shall have furnished or caused to be furnished to the Initial Purchaser, a “comfort letter,” dated as of the date of the execution of this Agreement, from Battelle Rippe Kingston LLP, independent certified accountants for the Target, in form and substance satisfactory to the Initial Purchaser, addressed to the Initial Purchaser, covering such matters as are ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings.

(m)             The Company shall have furnished or caused to be furnished to the Initial Purchaser, a “bring-down” comfort letter, dated as of the Closing Date or such Option Closing Date, as applicable, from Battelle Rippe Kingston LLP, independent registered public accountants for the Target, reconfirming, as of a date no more than three days before the Closing Date or such Option Closing Date, as applicable, the matters covered by the letter referred to in Section 7(l) above and containing such other information as are ordinarily covered by accountants’ “bring-down comfort letters” to underwriters in connection with registered public offerings.

(n)               Except as described in the Pricing Disclosure Package and the Offering Memorandum (exclusive of any amendment or supplement thereto), (i) neither the Company nor any of its subsidiaries shall have sustained, since the date of the latest audited financial statements included or incorporated by reference in the Pricing Disclosure Package and the Offering Memorandum, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, or (ii) since such date, there shall not have been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), results of operations, stockholders’ equity, properties, management, business or prospects of the Company and its subsidiaries, taken as a whole, the effect of which, in any such case described in clause (i) or (ii), is, individually or in the aggregate, in the judgment of the Initial Purchaser, so material and adverse as to make it impracticable or inadvisable to proceed with the offering, sale or the delivery of the Notes being delivered on the Closing Date or such Option Closing Date, as applicable, on the terms and in the manner contemplated in the Pricing Disclosure Package and the Offering Memorandum.

(o)               The Company shall have furnished or caused to be furnished to the Initial Purchaser a certificate, dated as of the Closing Date or such Option Closing Date, as applicable, of the Chief Executive Officer and Chief Financial Officer of the Company, as to such matters as the Initial Purchaser may reasonably request, including, without limitation, a statement:

(i)                 that the representations, warranties and agreements of the Company in Section 2 of this Agreement are true and correct on and as of the Closing Date or such Option Closing Date, as applicable, and that the Company has complied with all its agreements contained herein and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date or such Option Closing Date, as applicable;

(ii)               that they have examined the Pricing Disclosure Package and the Offering Memorandum, and, in their opinion, (A) the Pricing Disclosure Package, as of the Applicable Time, and the Offering Memorandum, as of its date and as of the Closing Date or such Option Closing Date, as applicable, did not and do not contain any untrue statement of a material fact and did not and do not omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (B) since the date of the Pricing Disclosure Package and the Offering Memorandum, no event has occurred which should have been set forth in a supplement or amendment to the Pricing Disclosure Package and the Offering Memorandum; and

(iii)             To the effect of Section 7(n) (provided that no representation with respect to the judgment of the Initial Purchaser need to be made) and Section 7(n).

(p)               Subsequent to the earlier of the Applicable Time and the execution and delivery of this Agreement, there shall not have occurred any of the following: (i) a downgrading in any rating accorded to the Company’s debt securities or preferred stock by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) or (ii) any public announcement by such an organization that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities or preferred stock.

(q)               The Notes shall be eligible for clearance and settlement through DTC.

(r)                 The Company and the Trustee shall have executed and delivered the Indenture, and the Initial Purchaser shall have received an original copy thereof, duly executed by the Company and the Trustee.

(s)                The Company and the OrbiMed Purchasers shall have executed and delivered the Registration Rights Agreement, and the Initial Purchaser shall have received an original copy thereof, duly executed by the Company and the OrbiMed Purchasers.

(t)                 Subsequent to the earlier of the Applicable Time and the execution and delivery of this Agreement there shall not have occurred any of the following: (i)(A) trading in securities generally on any securities exchange that has registered with the Commission under Section 6 of the Exchange Act (including the New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market) or (B) trading in any securities of the Company on any exchange or in the over-the-counter market, shall have been suspended or materially limited or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a general moratorium on commercial banking activities shall have been declared by federal or state authorities, (iii) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States, or (iv) there shall have occurred such a material adverse change in general economic, political or financial conditions, including, without limitation, as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial markets in the United States shall be such), or any other calamity or crisis either within or outside the United States, in each case, as to make it, in the judgment of the Initial Purchaser, impracticable or inadvisable to proceed with the offering, sale or delivery of the Notes being delivered on the Closing Date or such Option Closing Date, as applicable, on the terms and in the manner contemplated in the Offering Memorandum or that, in the judgment of the Initial Purchaser, could materially and adversely affect the financial markets or the markets for the Notes or the OrbiMed Notes.

(u)               The Lock-Up Agreements shall be in full force and effect on the Closing Date or such Option Closing Date, as applicable.

(v)               There shall exist no event or condition which would constitute a default or an event of default under the Indenture.

(w)             The Concurrent Offering shall have been completed, or shall be completed concurrently with the consummation of the issuance and sale of the Firm Notes pursuant hereto, in the manner described in the Pricing Disclosure Package and the Offering Memorandum.

(x)               The Acquisition Agreement shall have been executed and delivered in the form last provided to the Initial Purchaser prior to the execution of this Agreement, with no amendments thereto or modifications or waivers thereof not theretofore approved in writing by the Initial Purchaser.

(y)               The Proposed Acquisition shall have been completed, or shall be completed substantially simultaneously with the consummation of the issuance and sale of the Firm Notes pursuant hereto, in the manner described in the Pricing Disclosure Package and the Offering Memorandum and pursuant to the Acquisition Agreement.

(z)                The New Credit Facility Agreement shall have been executed and delivered in the form last provided to the Initial Purchaser prior to the execution of this Agreement, with no amendments thereto or modifications or waivers thereof not theretofore approved in writing by the Initial Purchaser.

(aa)            The Company shall not have waived its right to receive any, and shall have received (and forwarded to the Initial Purchaser copies of) all, lock-up agreements referred to in Section 2.2(c)(xiii) of the Acquisition Agreement; each such lock-up agreement shall be in full force and effect; and no provision of any such lock-up agreement shall have been waived or otherwise modified or supplemented without the prior written consent of the Initial Purchaser.

(bb)           The Company shall have furnished to the Initial Purchaser such further certificates and documents as the Initial Purchaser may reasonably request.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchaser.

8.                  Indemnification and Contribution.

(a)                The Company, hereby agrees to indemnify and hold harmless the Initial Purchaser, its affiliates, directors, officers and employees and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of the Notes or the OrbiMed Notes), to which the Initial Purchaser, affiliate, director, officer, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in any Free Writing Offering Document, the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum, or in any amendment or supplement to the foregoing, (B) in any Blue Sky application or other document prepared or executed by the Company (or based upon any written information furnished by the Company) specifically for the purpose of qualifying any or all of the Notes or the OrbiMed Notes under the securities laws of any state or other jurisdiction (any such application, document or information being hereinafter called a “Blue Sky Application”), or (C) in any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Notes or the OrbiMed Notes (“Marketing Materials”), including any road show or investor presentations made to investors by the Company (whether in person or electronically) or (ii) the omission or alleged omission to state in any Free Writing Offering Document, the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum, or in any amendment or supplement to the foregoing, or in any Blue Sky Application or in any Marketing Materials, any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and shall reimburse the Initial Purchaser and each such affiliate, director, officer, employee or controlling person promptly upon demand for any legal or other expenses reasonably incurred by the Initial Purchaser, affiliate, director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum, or in any such amendment or supplement to the foregoing, or in any Blue Sky Application or in any Marketing Materials, in reliance upon and in conformity with written information concerning the Initial Purchaser furnished to the Company through the Initial Purchaser by or on behalf of the Initial Purchaser specifically for inclusion therein, which information consists solely of the information specified in Section 8(e). The foregoing indemnity agreement is in addition to any liability that the Company may otherwise have to the Initial Purchaser or to any affiliate, director, officer, employee or controlling person of the Initial Purchaser.

(b)               The Initial Purchaser hereby agrees to indemnify and hold harmless the Company, its officers and employees, each of its directors, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which the Company, such director, officer, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in any Free Writing Offering Document, Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum, or in any amendment or supplement to the foregoing, (B) in any Blue Sky Application, or (C) in any Marketing Materials, or (ii) the omission or alleged omission to state in any Free Writing Offering Document, Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum, or in any amendment or supplement to the foregoing, or in any Blue Sky Application or in any Marketing Materials any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning the Initial Purchaser furnished to the Company through the Initial Purchaser by or on behalf of the Initial Purchaser specifically for inclusion therein, which information is limited to the information set forth in Section 8(e). The foregoing indemnity agreement is in addition to any liability that the Initial Purchaser may otherwise have to the Company or any such director, officer, employee or controlling person.

(c)                Promptly after receipt by an indemnified party under this Section 8 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under paragraphs (a) or (b) above except to the extent it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under paragraphs (a) or (b) above. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Initial Purchaser shall have the right to employ counsel to represent jointly the Initial Purchaser and its affiliates, directors, officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Initial Purchaser against the Company under this Section 8, if (i) the Company and the Initial Purchaser shall have so mutually agreed; (ii) the Company has failed within a reasonable time to retain counsel reasonably satisfactory to the Initial Purchaser; (iii) the Initial Purchaser and its affiliates, directors, officers, employees and controlling persons shall have reasonably concluded, based on the advice of counsel, that there may be legal defenses available to them that are different from or in addition to those available to the Company; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Initial Purchaser or its affiliates, directors, officers, employees or controlling persons, on the one hand, and the Company, on the other hand, and representation of both sets of parties by the same counsel would present a conflict due to actual or potential differing interests between them, and in any such event the fees and expenses of such separate counsel shall be paid by the Company and the Company shall no longer have the right to assume the defense of any such claim or action. No indemnifying party shall (x) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party, or (y) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with the consent of the indemnifying party or if there be a final judgment of the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding anything to the contrary in the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 8(a) or (b) hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request or disputed in good faith the indemnified party’s entitlement to such reimbursement prior to the date of such settlement.

(d)               If the indemnification provided for in this Section 8 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 8(a) or (b) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchaser, on the other, from the offering of the Notes, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Initial Purchaser, on the other, with respect to the statements or omissions that resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Initial Purchaser, on the other, with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Notes purchased under this Agreement (before deducting expenses) received by the Company, on the one hand, and the total discounts and commissions received by the Initial Purchaser with respect to the Notes purchased under this Agreement, on the other hand, bear to the total gross proceeds from the offering of the Notes under this Agreement as set forth on the cover page of the Offering Memorandum (excluding, for the avoidance of doubt, the OrbiMed Notes in each case). The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Initial Purchaser, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Initial Purchaser agree that it would not be just and equitable if contributions pursuant to this Section 8(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 8(d) shall be deemed to include, for purposes of this Section 8(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding anything to the contrary in this Section 8(d), the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total initial purchaser discounts and commissions received by the Initial Purchaser with respect to the offering of the Notes exceeds the amount of any damages that the Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e)                The Initial Purchaser confirms, and the Company acknowledges and agrees, that the statements with respect to the offering of the Notes by the Initial Purchaser set forth under the caption “Plan of Distribution—Stabilization,” and in the first, second and fourth sententences under “Plan of Distribution—Electronic Distribution,” in the Pricing Disclosure Package and the Offering Memorandum constitute the only information concerning the Initial Purchaser furnished in writing to the Company by or on behalf of the Initial Purchaser specifically for inclusion in the Preliminary Offering Memorandum, the Pricing Disclosure Package and the Offering Memorandum, or in any amendment or supplement to the foregoing, or in any Blue Sky Application or in any Marketing Materials.

9.                  Termination. The obligations of the Initial Purchaser hereunder may be terminated by the Initial Purchaser by notice given to and received by the Company prior to delivery of and payment for the Notes (or, with respect to the obligation of the Initial Purchaser to purchase any Additional Notes on an Option Closing Date, prior to the delivery of and payment for such Additional Notes) if, prior to such time, any of the events described in Sections 7(n), (t) or (p) shall have occurred, or if the Initial Purchaser shall decline to purchase the Notes for any reason permitted under this Agreement.

10.              Reimbursement of Initial Purchaser’s Expenses. If (a) the Company for any reason fails to tender the Notes for delivery to the Initial Purchaser, or (b) the Initial Purchaser declines to purchase the Notes for any reason permitted under this Agreement, the Company agrees that it shall reimburse the Initial Purchaser for all reasonable out-of-pocket expenses (including fees and disbursements of counsel for the Initial Purchaser) incurred by the Initial Purchaser in connection with this Agreement and the proposed purchase of the Notes, and the Company shall, upon demand, pay the full amount thereof to the Initial Purchaser.

11.              Notices, etc. All statements, requests, notices and agreements hereunder shall be in writing, and:

(a)                if to the Initial Purchaser, shall be delivered or sent by hand delivery, mail, overnight courier or facsimile transmission to Leerink Partners LLC, One Federal Street, 37th Floor, Boston, Massachusetts 02110, Email: jack.fitzgerald@leerink.com, Attention: General Counsel; and

(b)               if to the Company, shall be delivered or sent by mail, telex, overnight courier or facsimile transmission to Bacterin International, Inc., 600 Cruiser Lane, Belgrade, Montana 59714, Email: jgandolfo@bacterin.com, Attention: Chief Financial Officer.

Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof.

12.              Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Initial Purchaser, the Company, and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (a) the representations, warranties, indemnities and agreements of the Company contained in this Agreement shall also be deemed to be for the benefit of affiliates, directors, officers and employees of the Initial Purchaser and each person or persons, if any, controlling the Initial Purchaser within the meaning of Section 15 of the Securities Act and (b) the indemnity by the Initial Purchaser in Section 8 will inure to the benefit of the Company’s officers, employees, directors and controlling persons to the extent provided in such Section 8. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 12, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

13.              Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company and the Initial Purchaser contained in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall survive the delivery of and payment for the Notes or the OrbiMed Notes and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of any of them or any person controlling any of them.

14.              Definition of the Terms “Business Day”, “Affiliate”, and “Subsidiary”. For purposes of this Agreement, (a) “business day” means any day on which the New York Stock Exchange, Inc. is open for trading, and (b) “affiliate” and “subsidiary” have the meanings set forth in Rule 405 under the Securities Act.

15.              Governing Law & Venue. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the Company and the Initial Purchaser agrees that any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted only in any State or U.S. federal court in The City of New York and County of New York and waives any objection that such party may now or hereafter have to the laying of venue of any such suit, action or proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

16.              Waiver of Jury Trial. Each of the Company and the Initial Purchaser hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

17.              No Fiduciary Duty. The Company acknowledges and agrees that in connection with this offering, or any other services the Initial Purchaser may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Initial Purchaser: (a) no fiduciary or agency relationship between the Company and any other person, on the one hand, and the Initial Purchaser, on the other, exists; (b) the Initial Purchaser is not acting as advisor, expert or otherwise, to the Company, including, without limitation, with respect to the determination of the purchase price of the Notes or the OrbiMed Notes, and such relationship between the Company, on the one hand, and the Initial Purchaser, on the other, is entirely and solely commercial, based on arms-length negotiations; (c) any duties and obligations that the Initial Purchaser may have to the Company shall be limited to those duties and obligations specifically stated herein; (d) the Initial Purchaser and its affiliates may have interests that differ from those of the Company; and (e) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company hereby waives any claims that the Company may have against the Initial Purchaser with respect to any breach of fiduciary duty in connection with the Notes or the OrbiMed Notes.

18.              Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

19.              Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

If the foregoing correctly sets forth the agreement between the Company and the Initial Purchaser, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

Bacterin International Holdings, Inc.

By:	/s/ John P. Gandolfo
Name: John P. Gandolfo
Title: CFO

Accepted:

Leerink Partners LLC

By:	/s/ John I. Fitzgerald, Esq.
Name: John I. Fitzgerald, Esq.
Title: Managing Director

Schedule I

BACTERIN INTERNATIONAL HOLDINGS, INC.

FORM PRICING TERM SHEET

PRICING TERM SHEET

Dated July 27, 2015

Bacterin International Holdings, Inc.

Offering of

$65,000,000 Aggregate Principal Amount of

6.00% Convertible Senior Notes due 2021

The information in this pricing term sheet supplements Bacterin International Holdings, Inc.’s preliminary offering memorandum, dated July 13, 2015 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum. Terms used in this pricing term sheet without definition have the respective meanings given to them in the Preliminary Offering Memorandum. Unless the context requires otherwise, references in this pricing term sheet to the “Company,” “we,” “our” and “us” refer only to the Issuer (as defined below) and not to any of its subsidiaries.

Issuer	Xtant Medical Holdings, Inc., a Delaware corporation (on the Settlement Date, Bacterin International Holdings, Inc. will change its legal name to Xtant Medical Holdings, Inc.).
Ticker / Market for Common
Stock	BONE / The OTCQX Marketplace (“OTCQX”).

Trade Date	July 28, 2015.

Settlement Date	July 31, 2015.

Notes	6.00% Convertible Senior Notes due 2021 (the “Notes”).

Aggregate Principal Amount of
Notes Offered	$65,000,000 aggregate principal amount (or $74,750,000 aggregate principal amount if the initial purchaser fully exercises its option to purchase additional Notes).

The Notes being offered include $52.0 million aggregate principal amount of Notes (the “Privately Placed Notes”) that certain private investment funds (the “OrbiMed Purchasers”) for which OrbiMed Advisors LLC serves as the investment manager have agreed to purchase from us.

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Offering Price	100% of the principal amount, plus accrued interest, if any, from July 30, 2015.

Maturity	July 15, 2021, unless earlier converted or repurchased.

Annual Interest Rate	6.00%.

Interest Payment Dates	Following the first interest payment date, which will be on April 15, 2016, interest on the Notes will be payable semi-annually in arrears on January 15 and July 15 of each year.

Interest Record Dates	January 1 and July 1 (or, in the case of the first interest payment date, April 1, 2016).

Last Reported Sale Price per
Share of the Issuer’s Common
Stock on the OTCQX on
July 27, 2015	$3.17 per share.

Conversion Premium	22.5% above the Last Reported Sale Price per Share of the Issuer’s Common Stock on the OTCQX on July 27, 2015.

Initial Conversion Price	Approximately $3.88 per share.

Initial Conversion Rate	257.5163 shares of common stock per $1,000 principal amount of Notes.

Net Proceeds after Expenses	We estimate that the net proceeds to us from this offering, after deducting the initial purchaser’s fees and estimated offering expenses payable by us, will equal approximately $62.8 million (or approximately $72.2 million if the initial purchaser fully exercises its option to purchase additional Notes).

Use of Proceeds	We intend to use the net proceeds from this offering to fund the cash portion of the purchase price payable in connection with the proposed acquisition and for general corporate purposes. See “Use of Proceeds” in the Preliminary Offering Memorandum.

Sole Initial Purchaser	Leerink Partners LLC

Listing	The Notes will not be listed on any securities exchange.

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CUSIP/ISIN Numbers for the
Notes	98420P AA8 / US98420PAA84.

Increase in the Conversion Rate
for Conversions in Connection
with a Make-Whole
Fundamental Change	The following table sets forth the number of additional shares that will be added to the conversion rate per $1,000 principal amount of Notes for each stock price and effective date set forth below:

	Stock Price
Effective Date	$3.17	$3.50	$3.88	$5.00	$6.00	$8.00	$12.00	$16.00	$24.00	$30.00
July 30, 2015	57.9401	50.7543	44.2036	31.3500	24.3350	15.9788	8.1033	4.4119	1.0613	0.0000
July 15, 2016	57.9401	48.5743	42.0258	29.4560	22.7667	14.9413	7.6433	4.1981	1.0217	0.0000
July 15, 2017	57.9401	46.1857	39.4871	27.0720	20.7383	13.5750	7.0533	3.9606	1.0129	0.0000
July 15, 2018	57.9401	43.5600	36.4381	23.9400	18.0050	11.6775	6.1950	3.6238	1.0975	0.0000
July 15, 2019	57.9401	40.4714	32.4124	19.4720	14.0833	8.9475	4.8458	2.9538	1.0896	0.0000
July 15, 2020	57.9401	36.3086	26.1057	12.4080	8.2217	5.0950	2.8525	1.8056	0.7650	0.0000
July 15, 2021	57.9401	28.1971	0.2165	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective date may not be set forth in the table above, in which case:

▪	If the stock price is between two stock prices in the table above or the effective date is between two effective dates in the table above, then the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and the later effective dates, as applicable, based on a 365- or 366-day year, as applicable.

▪	If the stock price is greater than $30.00 (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), then no additional shares will be added to the conversion rate.

▪	If the stock price is less than $3.17 (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), then no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate be increased as a result of the provisions described above to exceed 315.4564 shares of common stock per $1,000 principal amount of Notes, subject to adjustment in the same manner, at the same time and for the same events for which we must adjust the conversion rate as described in the Preliminary Offering Memorandum under the caption “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

—————————————————

This communication is intended for the sole use of the person to whom it is provided by the sender.

You should rely only on the information contained or incorporated by reference in the Preliminary Offering Memorandum, as supplemented by this pricing term sheet, in making an investment decision with respect to the Notes.

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Neither this pricing term sheet nor the Preliminary Offering Memorandum constitutes an offer to sell or a solicitation of an offer to buy any Notes in any jurisdiction where it is unlawful to do so, where the person making the offer is not qualified to do so or to any person who cannot legally be offered the Notes.

The offer and sale of the Notes and the shares of common stock issuable upon conversion of the Notes has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any jurisdiction. As a result, the Notes and the shares of common stock issuable upon the conversion of the Notes may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and, in each case, in compliance with all other applicable securities laws. Accordingly, the initial purchaser is offering the Notes that it purchases from us only to “qualified institutional buyers” (as defined under Rule 144A under the Securities Act), and we are selling the Privately Placed Notes to the OrbiMed Purchasers pursuant to Section 4(a)(2) of the Securities Act.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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SCHEDULE II

A.	Documents forming part of the Pricing Disclosure Package (other than the Preliminary Offering Memorandum and Pricing Term Sheet):

Supplement to the Preliminary Offering Memorandum, dated July 22, 2015.

B.	Other Free Writing Offering Documents:

The slide presentation of the Company, dated July 2015, used in connection with the offer and sale of the Notes.

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Schedule III

GENERAL SOLICITATION

1.	Press release of the Company, dated July 27, 2015, relating to the pricing of the offering of the Notes.

SIII-1

Schedule IV

LIST OF PERSONS SUBJECT TO LOCK-UP

1.	Each person that is, or will become in connection with the Proposed Acquisition, a “director” or “officer” (as those terms are used for purposes of Section 16 of the Exchange Act) of the Company.
2.	OrbiMed Advisors LLC.
3.	Each OrbiMed Purchaser.

SIV-1

Exhibit A

Form of Lock-Up Agreement

LOCK-UP LETTER AGREEMENT

July ___, 2015

Leerink Partners LLC
One Federal Street, 37th Floor

Boston, Massachusetts 02110

Ladies and Gentlemen:

The undersigned understands that you (the “Initial Purchaser”) propose to enter into a Purchase Agreement (the “Purchase Agreement”) providing for the purchase by the Initial Purchaser of senior convertible notes (the “Notes”) of Bacterin International Holdings, Inc., a Delaware corporation (the “Company”), and related guarantees (such guarantees, together with the Notes, the “Securities”). The Initial Purchaser proposes to reoffer the Securities in Exempt Resales (as such term is defined in the Purchase Agreement) (the “Offering”).

In consideration of the execution of the Purchase Agreement by the Initial Purchaser, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of Leerink Partners LLC, the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of the Company’s common stock, $0.000001 par value per share (the “Common Stock”) (including, without limitation, shares of Common Stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of Common Stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Common Stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of the Company, or (4) publicly disclose the intention to do any of the foregoing for a period commencing on the date hereof and ending on the 90th day after the date of the Purchase Agreement (such period, the “Lock-Up Period”).

Notwithstanding anything to the contrary in the foregoing paragraph, the undersigned may transfer shares of Common Stock:

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(a)	as a bona fide gift, by will or intestate succession or by operation of law (including pursuant to a qualified domestic order or in connection with a divorce settlement), provided the recipient thereof agrees in writing with the Initial Purchaser to be bound by the terms of this Lock-Up Agreement;

(b)	to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that such trust and the trustee thereof agree in writing with the Initial Purchaser to be bound by the terms of this Lock-Up Agreement;

(c)	to the Company in a transaction that is exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to satisfy the payment of taxes due by the undersigned in connection with the vesting of restricted stock, or the cashless exercise of employee stock options, that were granted to the undersigned pursuant to equity incentive plans of the Company that are described in the offering memorandum for the Offering or the documents incorporated by reference therein, provided that (x) any Form 4 or Form 5 or other public announcement or filing relating to such transfer made after the Lock-Up Period shall indicate that the transfer was made to the Company to satisfy tax requirements; and (y) if such transfer is in connection with the exercise of any employee stock option, such option would have expired during the Lock-Up Period had it not been exercised;

(d)	to a corporation, partnership, limited liability company or other entity that controls or is controlled by, or is under common control or management with, the undersigned, or is wholly owned by the undersigned and/or by members of the undersigned’s immediate family, provided the recipient thereof agrees in writing with the Initial Purchaser to be bound by the terms of this Lock-Up Agreement;

(e)	if the undersigned is not an individual, in distributions solely to limited or general partners, members or stockholders of the undersigned, provided the recipient thereof agrees in writing with the Initial Purchaser to be bound by the terms of this Lock-Up Agreement;

provided, however, that, as a condition to any transfer pursuant to clause (1), (2), (3), (4) and (5) above, such transfer shall not be required (whether pursuant to Section 16 or Section 13 of the Exchange Act or otherwise) to be publicly reported or disclosed, and the undersigned shall not otherwise publicly report or disclose such transfer, during the Lock-Up Period. For purposes hereof, “immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin.

In furtherance of the foregoing, the Company and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.

It is understood that, if the Company notifies the Initial Purchaser that it does not intend to proceed with the Offering, if the Purchase Agreement does not become effective on or before August 31, 2015, or if the Purchase Agreement (other than the provisions thereof that survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities, then the undersigned will be released from its obligations under this Lock-Up Letter Agreement.

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The undersigned understands that the Company and the Initial Purchaser will proceed with the Offering in reliance on this Lock-Up Letter Agreement.

Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to the Purchase Agreement, the terms of which are subject to negotiation between the Company and the Initial Purchaser.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Very truly yours,

By:
Name:
Title:

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